Bright Mountain Media, Inc. announces rebranding of Daily Engage Media business and hiring of new law firm.

Boca Raton, FL/September 6, 2019 – Bright Mountain Media, Inc. (OTCQB: BMTM), a digital media holding company whose primary focus is connecting brands and advertisers with consumers as a full advertising services company, announced today that it will be rebranding Daily Engage Media under the Bright Mountain, LLC brand. The rebranding, which has been taking place over the last several months, will be complete by October 1, 2019.

As part of the rebranding, Vinay Belani has been named Vice President, International Operations for Bright Mountain, LLC. Mr. Belani was the CEO of Daily Engage Media.

The rebranding is a move to remain singularly focused on Bright Mountain’s main objective – to intelligently connect brands and advertisers with the precise consumers they are attempting to reach.

Additionally, Bright Mountain Media, Inc. is announcing that it is now being represented by internationally renowned law firm Dickinson Wright. Dickinson Wright PLLC is a full-service law firm with more than 40 practice areas and is represented by approximately 475 attorneys.

ABOUT BRIGHT MOUNTAIN MEDIA

Bright Mountain Media, Inc. (BMTM) is a digital media holding company whose primary focus is connecting brands with consumers as a full advertising services platform. Bright Mountain Media’s assets include the Bright Mountain Media ad network, S&W Media, an ad exchange platform, and 24 websites (owned and/or managed) that provide content and services.

Additional information about Bright Mountain Media can be found at: https://www.brightmountainmedia.com/

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes, ” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to close the proposed acquisition of Inform, Inc., any the realization of any expected benefits from such transaction if closed. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission on April 12, 2019 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

PRESS CONTACTS

Bright Mountain Media:

Maria Montiglio

+1 (561) 998-2440

maria@brightmountainmedia